Exhibit 99.1

Cerus Announces New Supply Agreement with French National Blood Service

  Two-year agreement; renewable by EFS for two additional one-year periods

  50,000 to 112,800 platelet kits

  65,000 to 285,000 plasma kits (to treat 195,000 to 855,000 plasma units)

CONCORD, Calif.--(BUSINESS WIRE) - November 10, 2011-- Cerus Corporation (NASDAQ: CERS) announced today that it has signed a new two-year agreement commencing November 9, 2011 with the French national blood service, the Etablissement Francais du Sang (EFS), to supply INTERCEPT Blood System disposable kits for platelets and plasma. The agreement calls for EFS to purchase at least 50,000 platelet kits and 65,000 plasma kits over the initial two-year period. During this period, EFS may elect to purchase additional kits, as needed, up to a maximum of 112,800 platelet kits and 285,000 plasma kits. The agreement may be renewed by EFS for up to two additional one-year periods.

"We are proud to have been chosen to continue supplying INTERCEPT to France's transfusion service, which holds itself to the highest regulatory and production standards," said William "Obi" Greenman, Cerus' president and chief executive officer. "As a result of this new supply agreement, we expect a significant increase in INTERCEPT plasma production as EFS diversifies away from production of methylene blue-treated plasma. The agreement also allows for potential growth in the use of INTERCEPT platelets."

France produces approximately 275,000 units of platelets and 380,000 units of plasma per year. INTERCEPT platelets are currently produced at four EFS blood centers representing approximately 8% of the annual platelet production. INTERCEPT plasma has historically been produced at four EFS centers representing approximately 15% of the annual plasma production, and production has recently been expanded to include five additional centers in three EFS regions. INTERCEPT is the only pathogen inactivation (PI) technology approved in France for treatment of platelets. INTERCEPT and one other PI method are approved in France for treatment of plasma. Methylene blue, a third plasma PI method, is being withdrawn by the French regulatory agency and is to be phased out by March 2012.

ABOUT CERUS
Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT red blood cell system is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements relating to potential growth in the use of the INTERCEPT platelet and plasma systems and to the withdrawal of methylene blue-treated plasma in France and the timing thereof. These forward-looking statements are based upon Cerus' current expectations. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with EFS demand for the INTERCEPT Blood System, including the risk that Cerus may not be able to maintain its supply agreement with EFS or that it may not be renewed, risks respecting Cerus' ability to obtain sufficient quantities of raw materials and components and to fulfill large orders on short notice, and adverse decisions or actions by regulatory agencies including Afssaps, as well as other risks detailed in the Cerus' filings with, the Securities and Exchange Commission (SEC), including in Cerus' quarterly report on Form 10-Q for the quarter ended September 30, 2011, filed with the SEC on November 3, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cerus does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

Contact:
Lainie Corten
Director, Global Communications & Marketing
Cerus Corporation
(925) 288-6319